For more information: Carole Herbstreit (414) 438-6882	EXHIBIT 99.1

Brady Corporation names Allan J. Klotsche Senior Vice President – Human Resources

MILWAUKEE (October 22, 2010)—Brady Corporation (NYSE:BRC), a world leader in identification solutions, announced today that Allan J. Klotsche has been named Senior Vice President — Human Resources, effective immediately. Klotsche, 45, currently serves as President — Brady Asia-Pacific. In addition to his new role, he will continue to lead Brady’s business in Asia-Pacific until a successor is found.

Klotsche joined Brady in 1988 and has held a variety of leadership positions at the company. From 1996 to the present, he worked primarily to build Brady’s business in Asia, taking the region from less than ten percent of Brady’s total sales and about 200 employees, to about one-third of Brady sales with more than 3,000 employees. Klotsche also serves as the President of the Brady Corporation Foundation. He holds a bachelor’s degree in marketing and a master’s of business administration degree, both from the University of Wisconsin-Milwaukee.

“The development of our people is crucial to our plans to further grow our business, and the appointment of Al Klotsche to the global role of senior vice-president — human resources, underscores our commitment to this. He is a well respected business leader with experience working with diverse cultures and a solid track record of success, coupled with a passion for Brady’s people and Brady’s special culture,” said Frank M. Jaehnert, Brady president and chief executive officer.

“I’m excited for this opportunity to lead Brady’s global human resource function. Having been a part of the leadership team that developed Brady’s vision for the future, I am looking forward to helping to create a pathway to achieve that vision by motivating and developing employees in all regions, both those currently within our businesses as well as those who will be joining the company in the future,” said Klotsche.

Brady Corporation is an international manufacturer and marketer of complete solutions that identify and protect premises, products and people. Its products help customers increase safety, security, productivity and performance and include high-performance labels and signs, safety devices, printing systems and software, and precision die-cut materials. Founded in 1914, the company has more than 1 million customers in electronics, telecommunications, manufacturing, electrical, construction, education, medical and a variety of other industries. Brady is headquartered in Milwaukee and employs more than 6,600 people at operations in the Americas, Europe and Asia/Pacific. Brady’s fiscal 2010 sales were approximately $1.26 billion. More information is available on the Internet at www.bradycorp.com.

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